EXHIBIT 99.1

SELLAS Life Sciences Reports First Quarter 2020 Financial Results and Provides Business Update

- Ongoing Clinical Trials Continue to Progress -

NEW YORK, May 14 2020 -- SELLAS Life Sciences Group, Inc. (Nasdaq: SLS) (“SELLAS” or the “Company”), a late-stage clinical biopharmaceutical company focused on the development of novel cancer immunotherapies for a broad range of cancer indications, today reported financial results for the first quarter of 2020 and provided a business update.

“The first quarter of 2020 brought unprecedented times with the onset of the COVID-19 global pandemic. Our key priorities are to focus on the health and safety of our patients, investigators, employees and other stakeholders as well as diligently executing our business operations. We have been fortunate to be able to continue to progress our clinical development program for galinpepimut-S (GPS), including our Phase 3 REGAL study in acute myeloid leukemia (AML), our Phase 1/2 basket study in combination with pembrolizumab (KEYTRUDA®), and our Phase 1 trial in combination with nivolumab (Opdivo®) in malignant pleural mesothelioma (MPM) despite the uncertainty and disruption caused by the pandemic. Our activities around the REGAL study, including those for additional site activations in the United States and Europe, have continued unabated. Screening is continuing in the basket study and dosing of enrolled patients is continuing in the MPM Phase 1 study,” said Angelos Stergiou, MD, ScD h.c., President and Chief Executive Officer of SELLAS. “Additionally, we are continuing our business development efforts to pursue out-licensing opportunities for further clinical development of nelipepimut-S (NPS).”

First Quarter 2020 and Recent Pipeline Highlights

Galinpepimut-S (GPS) Program

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In April 2020, SELLAS announced the formation of the Steering Committee for its Phase 3 REGAL clinical trial of GPS in patients with AML who have achieved complete remission after second-line anti-leukemic therapy (CR2). The Steering Committee currently consists of three members: Dr. Hagop Kantarjian, MD, Professor and Chair of the Department of Leukemia at The University of Texas MD Anderson Cancer Center, and Principal Investigator at MD Anderson for the multi-center Phase 3 REGAL study and Chair of the REGAL Steering Committee; Dr. Javier Pinilla-Ibarz, MD, PhD, Director of Immunotherapy for Malignant Hematology at the H. Lee Moffitt Cancer Center and member of the SELLAS Scientific Advisory Board; and Dr. Moshe Yair Levy, MD, Director of Hematologic Malignancies at the Texas Oncology - Baylor Charles A. Sammons Cancer Center.

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In February 2020, SELLAS announced positive follow-up data from its Phase 1/2 study of GPS in CR2 AML patients. The final data show a median overall survival (OS) of 21.0 months, at a median follow-up of 30.8 months, in patients receiving GPS compared to 5.4 months in patients treated with best standard care (p-value < 0.02). GPS therapy continued to be well-tolerated throughout the study.

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In February 2020, SELLAS announced the enrollment of the first patient in an investigator-sponsored clinical trial of GPS in combination with Bristol-Myers Squibb’s anti-PD-1 therapy, nivolumab (Opdivo®), in patients with MPM.

•	In January 2020, SELLAS announced that it commenced patient screening for its pivotal Phase 3 REGAL study of GPS in patients with AML in CR2.

Nelipepimut-S (NPS) Program

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In March 2020, SELLAS announced preliminary antigen-specific immune response data from a Phase 2 randomized investigator-sponsored trial of NPS in combination with granulocyte-macrophage colony-stimulating factor (GM-CSF) in women with ductal carcinoma in situ (DCIS) of the breast who are HLA-A2+ or A3+ positive, express HER2 at IHC 1+, 2+, or 3+ levels, and are pre- or post-menopausal. Preliminary data show an 11-fold increase in a CD8 cytotoxic T-lymphocytes immune response in patients who received a single dose of NPS compared to baseline. The final data is being further analyzed by the National Institute of Health, MD Anderson Cancer Center and the study principal investigator, Dr. Elizabeth Mittendorf, MD, PhD of the Dana-Farber/Brigham and Women’s Cancer Center, and will be presented at an upcoming medical conference.

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In March 2020, SELLAS announced that final results from the efficacy and safety data analysis of the Phase 2b independent investigator-sponsored clinical trial of the combination of trastuzumab (Herceptin®) +/- NPS targeting HER2 low-expressing breast cancer patient cohorts, including patients with triple negative breast cancer (TNBC), were recently published in the peer reviewed journal, Clinical Cancer Research. With regard to the TNBC patient cohort, the data analysis shows:

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Disease-free survival (DFS) landmark rate at 24 months for patients treated with NPS plus trastuzumab (n=53) was 92.6% compared to 70.2% for those treated with trastuzumab alone (n=44), a clinically and statistically significant improvement.

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There was a statistically significant reduction of 71.9% (p=0.01) in the frequency of clinically detected recurrences in patients treated with the combination (NPS plus trastuzumab) versus trastuzumab alone.

◦	The combination was generally well-tolerated and there were no clinicopathologic differences between the study groups.

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In February 2020, SELLAS announced that it had finalized the design and plan for a Phase 3 registration-enabling study of NPS in combination with trastuzumab for the treatment of patients with TNBC in the adjuvant setting after standard treatment, following feedback from a Type C review with the FDA. SELLAS is actively pursuing out-licensing opportunities to fund and conduct the future clinical development of NPS.

Recent Corporate Highlights

•	In April 2020, SELLAS retained PCG Advisory Inc., a leading investor relations and digital strategies firm, to serve as an advisor for investor relations and strategic communications.

•	In February 2020, SELLAS announced the appointment of Dragan Cicic, MD, as Senior Vice President, Clinical Development.

First Quarter 2020 Financial Results

Cash Position: As of March 31, 2020, cash and cash equivalents totaled approximately $6.7 million, compared to $2.6 million as of March 31, 2019. Net cash used in operating activities was $6.8 million for the three months ended March 31, 2020, compared to $5.0 million for the three months ended March 31, 2019. Net cash provided by financing activities was $6.3 million for the three months ended March 31, 2020, which was attributable to $6.0 million in net proceeds from a registered direct offering of shares of common stock and warrants to purchase common shares in a concurrent private placement consummated in January 2020, and $0.3 million from the collection of a stock subscription receivable. During the three months ended March 31, 2019, the Company generated $2.2 million of net cash from financing activities from the exercise of certain common stock warrants.

R&D Expenses: Research and development expenses were $1.9 million for the first quarter of 2020, as compared to $1.9 million for the three months ended March 31, 2019. While relatively unchanged from the previous year quarter, for the three months ended March 31, 2020 there was a $0.2 million increase in clinical trial expenses, a $0.1 million increase in manufacturing related expenses for GPS due to the Company’s ongoing basket trial of GPS in combination with pembrolizumab and the Phase 3 REGAL study of GPS as a monotherapy in AML, and a $0.1 million increase in other research and development expenses, partially offset by a $0.2 million decrease in personnel related expenses due to reduced headcount and a $0.2 million decrease in licensing fees.

G&A Expenses: General and administrative expenses were $2.2 million for the three months ended March 31, 2020, as compared to $2.5 million for the three months ended March 31, 2019. The $0.3 million decrease was primarily due to a $0.3 million decrease in legal fees, a $0.2 million decrease in accounting fees, and a $0.1 million decrease in personnel related expenses due to reduced headcount. These decreases were partially offset by a $0.2 million increase in premiums for directors and officers liability insurance and a $0.1 million increase in outsourced consulting and public company costs.

Net Loss: Net loss attributable to common stockholders was $4.2 million for the first quarter of 2020, or a basic and diluted loss per share attributable to common stockholders of $0.66, as compared to a net loss attributable to common stockholders of $5.0 million for the first quarter of 2019, or a basic and diluted loss per share attributable to common stockholders of $11.12.

About SELLAS Life Sciences Group, Inc.

SELLAS is a late-stage clinical biopharmaceutical company focused on the development of novel cancer immunotherapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, GPS, is licensed from Memorial Sloan Kettering Cancer Center and targets the WT1 protein, which is present in an array of tumor types. GPS has potential as a monotherapy or in combination to address a broad spectrum of hematologic malignancies and solid tumor indications. SELLAS’ second product candidate, NPS, is a HER2-directed cancer immunotherapy with potential for the treatment of patients with early stage breast cancer with low to intermediate HER2 expression, otherwise known as HER2 1+ or 2+, which includes TNBC patients, following standard of care.

For more information on SELLAS, please visit www.sellaslifesciences.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, forward-looking statements can be identified by terminology such as “plan,” “expect,” “anticipate,” “may,” “might,” “will,” “should,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue” and other words or terms of similar meaning. These statements include, without limitation, statements related to the Company’s plans for further development of and regulatory plans for GPS, including the timing of clinical results, the potential for GPS as a drug development candidate, plans for further development of and regulatory plans for NPS, statements regarding the outcome of discussions with the FDA regarding NPS and statements about the Company’s strategy and plans for out-licensing NPS. These forward-looking statements are based on current plans, objectives, estimates, expectations and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the COVID-19 pandemic and its impact on the Company’s clinical plans and business strategy, risks and uncertainties associated with immune-oncology product development and clinical success thereof, the uncertainty of regulatory approval, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption “Risk Factors” in SELLAS’ Annual Report on Form 10-K filed on March 13, 2020 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Keytruda®, Opdivo® and Herceptin® are registered trademarks of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, N.J., USA, Bristol Myers Squibb and Genentech, Inc., respectively, and are not trademarks of SELLAS. The manufacturers of these brands are not affiliated with and do not endorse SELLAS or its products.

Investor Contacts
Adam Holdsworth
PCG Advisory
646-862-4607
adamh@pcgadvisory.com

Investor Relations
SELLAS Life Sciences Group, Inc.
917-438-4353
info@sellaslife.com